OIL AND GAS PROPERTY PARTICIPATION AND RIGHTS AGREEMENT

EGPI Fircreek, Inc. on behalf of itself and all of its wholly owned subsidiaries (“EGPI”) and Dutchess Private Equities Fund, Ltd. (“Dutchess”) on the other, hereby enter into this agreement concerning their rights and participation in certain oil and gas property interests.

WHEREAS, EGPI held certain rights pursuant to the Participation Agreement dated January 3, 2007 between Success Oil Co. (“Success Oil”) and EGPI’s wholly owned subsidiary, Firecreek Petroleum Inc, a copy of which is attached hereto (the “Participation Agreement”);

WHEREAS, by virtue of a valid assignment of EGPI’s rights in the Participation Agreement to Dutchess, Dutchess or its assignee holds all of the rights under the Participation Agreement, including certain rights of first refusal to participate in the development of additional wells on property described as the “J.B. Tubb 18-1” under Section VIII of that Participation Agreement;

WHEREAS, should Dutchess or its assignee decline to exercise any right of first refusal under Section VIII of the Participation Agreement, Dutchess will provide an opportunity for EGPI to elect to exercise such right as Dutchess’ assignee; and

WHEREAS, the Parties further wish to grant to each party the right to partner with the other party in the development of any additional well(s) under section VIII of the Participation Agreement, with each partner sharing an interest equivalent to its proportionate funding of such project(s); and

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, EGPI and Dutchess agree as follows:

1.
Notice to EGPI.  Within ten (10) days of the receipt by Dutchess of any notice pursuant to Section VIII of the Participation Agreement concerning Success Oil’s anticipated drilling of additional wells, Dutchess or its assignee shall send to EGPI, via US Registered Mail return receipt requested or Federal Express, a notice indicating (a) the terms of the additional development; (b) the date on which the notice was sent and the date by which Dutchess must act; and (c) whether Dutchess intends to elect or decline to exercise its right of first refusal to develop such additional well(s).

2.
Assignment of Right of Refusal to EGPI.  Should Dutchess or its assignee decline to exercise its right of first refusal to participate in any particular additional development identified in the notice pursuant to paragraph 1 above, Dutchess shall grant EGPI the option of participating in such additional development as assignee of any of Dutchess’s rights so assignable, with respect to that development.  If EGPI elects to accept the assignment of Dutchess’ rights to develop such additional well(s), EGPI or its assignee shall, within an amount of days of the mailing of the notice by Dutchess identified in Paragraph 1 not to exceed the time defined in the Participation Agreement, send to Dutchess by facsimile, U.S. registered Mail return receipt requested, or Federal Express, a notice of its intent to exercise such rights. If either party has no interest or reasonable expectation of funding capacity they shall notify the other party within 10 days releasing the other to proceed without delay.

3.
Mutual Rights of Participation.  On the terms set forth below, EGPI grants to Dutchess or its assignee, and Dutchess grants to EGPI or its assignee, the right to participate in any additional development undertaken pursuant to Section VIII of the Participation Agreement and Paragraph 2 above.

a.
Right to participate.  Upon notice by Dutchess or its assignee of its intent to develop any additional well(s) pursuant to Section VIII of the Participation Agreement, EGPI or its assignee may elect to participate in such development.  Upon notice by EGPI or its assignee of its intent to accept the assignment of any right of refusal from Dutchess, pursuant to Paragraph 2 herein, Dutchess or its assignee may elect to participate in such additional development.

b.
Notice of participation.  A party electing to participate in any additional development pursuant to this section shall provide notice to the developing party of its intent to participate within the time frame listed in Paragraph 2 above regarding the receipt of notice of the other party’s election to develop the additional well(s).  The notice shall indicate the amount of funding the participating party intends to provide for the additional development and shall provide sufficient evidence of the participating party’s financial ability to provide the stated funding contribution.

c.
Proportionate participation interest.  In any development undertaken pursuant to this paragraph 3, the interests in such development shall be allocated in proportion to each participating entity’s funding contribution.  If the combined funding that each participating entity is willing and able to provide for a project exceeds 100% of the project cost as determined in accordance with the terms of the Participation Agreement, then the funding and interests shall be allocated in proportion to the amount each participating entity is willing and able to fund.

Example: If EGPI is able to fund 80% of the cost of a particular additional development, and Dutchess is able to fund 40% of such development, EGPI shall retain a 66.66% interest and Dutchess shall retain a 33.33% in the project.  If both EGPI and Dutchess are able to fund 80% of a particular project, each shall retain a 50% interest.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date set forth below:

DUTCHESS PRIVATE EQUITIES FUND, LTD.	EGPI FIRECREEK, INC. itself and on behalf of all of its subsidiaries

By: Douglas H. Leighton	By: Dennis R. Alexander
Its: Managing Partner	Its: Chairman and CEO
Date: December 3, 2008	Date: December 3, 2008